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                                                                  Exhibit 23.2

                        INDEPENDENT AUDITOR'S CONSENT

         We consent to the incorporation by reference in this Registration Statement of Olympic Cascade Financial Corporation on Amendment No. 1 to Form S-3 (File No. 333-74243) of our report dated November 14, 1997, on the financial position of Olympic Cascade Financial Corporation and subsidiaries as of September 26, 1997, and the results of their operations and cash flows for each of the years in the two year period then ended, appearing in the Annual Report on Form 10-K of Olympic Cascade Financial Corporation for the year ended September 25, 1998. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


                                      /s/ Moss Adams LLP
                                      Moss Adams LLP

Seattle, Washington
April 15, 1999